Exhibit 10.7

SUBJECT TO FED. R. EVID. 408

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (the “Lease”) is made and entered into this 26th day of February, 2019, by and between International Transportation Innovation Center (referred to hereinafter as “Landlord”), and Proterra, Inc. (referred to hereinafter as “Tenant”), which parties agree as follows:

1. Premises. In consideration of the rents, terms, covenants, and conditions herein, the Landlord hereby leases to the Tenant, and the Tenant does hereby lease from the Landlord that certain real property located in Greenville County, South Carolina consisting of a portion of the building known as the “ITIC Building” located at 5 Hercules Way, Greenville, SC 29605, excluding the portion designated “ITIC Office”, described further on Attachment A (the “Building”) and a certain non-continuous concrete pad (“Concrete Pad”), both as shown on Attachment A (the Building and the Concrete Pad, collectively, the “Premises”), and Landlord further grants to Tenant a nonexclusive license to use all parking areas, sidewalks, entrances, private roads or driveways, and other portions of the real property owned by Landlord adjacent to the Building, for pedestrian and vehicular ingress and egress in order to access the Premises. Tenant accepts the Premises in its current “as-is” condition.

2. Construction of Improvements. Landlord, at its sole cost and expense agrees to construct certain improvements on the Premises (“Improvements”) in accordance with the Work Letter attached hereto as Attachment B and incorporated herein by this reference.

3. Term. The term of this Lease shall commence as of the date hereof (the “Commencement Date”) and expire on December 31, 2020 (the “Term”). Notwithstanding the foregoing, Landlord and Tenant shall be entitled to terminate the Lease at any time upon sixty (60) days advance written notice to the other party.

4. Rent. From the Commencement Date until June 30, 2019, Tenant shall pay rent to Landlord in an amount equal to $4,000 per month for use of the Building plus $1,000 per month for use of the Concrete Pad, due in sum on or before the first day of each month; beginning July 1, 2019 until the expiration of the Term, Tenant shall pay $6,000 per month for use of the Building plus $1,000 per month for use of the Concrete Pad, due on or before the first day of each month during the Term (collectively the “Rent”). Rent shall include the following operating costs: electricity, telephone/VOIP, high speed internet, water/sewer, gas, security system/monitoring, pest control, property taxes, building insurance, office trash removal, landscaping/lawn maintenance, all building repairs and maintenance, and janitorial services (bi-monthly cleaning of office area, and deep cleaning twice per year). Rent for any partial calendar month shall be prorated.

5. Use of Premises; Insurance and Indemnity.

a. Tenant may use the Building for general office, research and development, demonstration and events, bus and equipment storage purposes and shall at all times comply with all applicable federal, state and local laws, regulations and restrictions. Further, Tenant may use a portion of the mezzanine level of the Building for lightweight storage, and agrees to ITIC’s shared use of the mezzanine level. Tenant may use the Concrete Pad to store personal property or in any shipping container(s) on the Concrete Pad to be placed within such area at Tenant’s sole cost and expense.

b. Tenant shall procure and maintain at all times during the Term (i) commercial general liability insurance, with limits of not less than $1,000,000.00 in any accident or occurrence, with Landlord and SCTAC (defined below) named as an additional insured parties, and (ii) commercially reasonable Workers’ Compensation insurance with respect to Tenant’s employees. Upon execution of this Lease, and subsequently upon reasonable request from Landlord during the Term, Tenant shall furnish evidence of the foregoing coverages.

c. Tenant shall indemnify and hold the Landlord harmless from and against any and all liability, loss, claim or damage, including attorneys’ fees and court costs, which may be incurred by or asserted against Landlord, to the extent caused by the Tenant, its tenants, invitees, licensees or guests.

d. Landlord shall not be liable for any damage or injury which may be sustained by the Tenant or any other person, as a consequence of the interruption or failure of utilities or other mechanical systems of the Building, or by reason of the conduct of any other tenant of the Building, except to the extent the foregoing are directly caused by the gross negligence or willful misconduct of Landlord.

e. Tenant acknowledges and agrees that Landlord currently uses and will continue to use certain non-leased area within the Building, and shall continue to enjoy access to all common areas within the Building including, without limitation, as shaded in yellow on Attachment A.

6. Quiet Enjoyment. So long as Tenant shall not be in default of any of its obligations set forth in this Lease, Landlord agrees that Tenant shall have the quiet enjoyment and peaceable use and possession of the demised Premises during the term of this Lease, subject to the terms of this Lease.

7. Default. In the event the Tenant shall default in the payment of Rent or any other sums payable by the Tenant herein, and such default shall continue for a period of five (5) days after written demand by Landlord, or if the Tenant shall default in the performance of any other covenants or agreements of this Lease and such default shall continue for ten (10) days after written notice of default has been given to Tenant, or if Tenant should become bankrupt or insolvent or any debtor proceedings be taken by or against either Tenant, or if the Tenant shall default under that certain Master Services Agreement between Landlord and Tenant executed as of the date hereof, then the Landlord may exercise any and all rights and remedies provided by law or in equity, including, without limitation the right to re-enter the Premises and re-let the Premises. Such re-entry by the Landlord or subsequent reletting of the premises by the Landlord shall not operate to release the Tenant from its obligation to pay Rent hereunder or to perform covenants hereunder during the term of this Lease. Tenant shall be liable for any costs of repairs, alterations, reasonable attorney fees, and costs incurred reletting the premises including brokerage commissions.

8. Liens. Tenant shall not permit any liens to be placed on the Premises. Notwithstanding the foregoing, within ten (10) days after notice from Landlord, Tenant shall discharge any mechanic’s liens for materials or labor claimed to have been furnished to the Premises on Tenant’s behalf. If Tenant fails to discharge such liens, Landlord shall have the right, but not the obligation, to discharge the liens and the cost of such discharge (including legal expenses) shall be added to the next rental payment due from Tenant, and for all purposes of this Lease shall be treated as Rent.

9. Limitation of Landlord’s Liability. Any liability of Landlord under this Lease shall be limited to its interest in the Land and Building and in no event shall any personal liability be asserted against Landlord in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord. Landlord shall never be liable to Tenant for any loss of business profits or other special, incidental, indirect or consequential damages or for punitive or special damages.

10. Time. Time is of the essence of this Agreement.

11. Casualty and Condemnation. In the event the Premises are totally destroyed or condemned, or such a portion of the Premises is damaged, destroyed or condemned as to make use of the Premises commercially unreasonable in Tenant’s reasonable discretion, either party may terminate this Lease by written notice to the other and any Rent shall be pro-rated to the date of such damage, destruction or condemnation. In the event any portion of the Premises is damaged, destroyed or condemned and this Lease is not terminated pursuant to the prior sentence, Landlord shall promptly repair the Premises at its expense to as close to the pre-event condition as may be commercially reasonable, and any Rent shall abate until such repair is complete in an amount that is proportionate to Tenant’s loss of use.

12. Binding Effect. This Lease shall be binding upon the Landlord and the Tenant and their respective successors and assigns, and shall inure to the benefit of the Landlord and the Tenant and their respective successors and permitted assigns. Tenant shall not assign this Lease or sublet the Premises without the prior written consent of Landlord which may be withheld in Landlord’s sole discretion. This Lease shall supersede any prior Lease Agreement between the parties hereto.

13. Strict Performance. The failure of either party to insist on strict performance of any covenant or condition hereof or to exercise any option contained herein shall not be construed as a waiver of such covenant, condition, or option in any other instance. This Lease cannot be changed or terminated orally.

14. Alteration of Premises and Signage; Liens. Tenant shall not alter the Premises without prior written consent from Landlord, which consent may be withheld in Landlord’s sole discretion. Notwithstanding the foregoing, Tenant may place, at Tenant’s sole cost and expense, signage on and inside the Building in areas that Landlord and Tenant have mutually agreed upon. Tenant acknowledges that Landlord shall also keep all existing Landlord signage on and throughout the Premises or add new signage in Landlord’s sole discretion. Tenant shall not permit any liens to be placed on the Premises. Notwithstanding the foregoing, within ten (10) days after notice from Landlord, Tenant shall discharge any mechanic’s liens for materials or labor claimed to have been furnished to the Premises on Tenant’s behalf. If Tenant fails to discharge such liens, Landlord shall have the right, but not the obligation, to discharge the liens and the cost of such discharge (including legal expenses) shall be added to the next rental payment due from Tenant, and for all purposes of this Lease shall be treated as Rent. Tenant shall not install any signs at the Premises without the prior written consent from Landlord, which consent may be withheld in Landlord’s sole discretion.

15. Amendment. No representations or promises shall be binding on the parties hereto except those representations contained herein or in some future writing signed by the party making such representations or promises.

16. Ordinances and Regulations. Tenant hereby covenants and agrees to promptly comply with all laws, ordinances and regulations of governmental authorities wherein the Premises is located, at Tenant’s sole cost and expense. Tenant hereby covenants and agrees to comply with any rules and regulations for the Premises, Building or Land as adopted by Landlord from time to time.

17. Multiple Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one instrument.

18. Governing Law. The construction and interpretation of this Lease shall at all times and in all respects be governed by the laws of the State of South Carolina.

19. Notice. Any and all notice required or requested by this Lease, including notice of change of email or physical address, shall be by email or Federal Express or UPS as follows:

a. Landlord:	International Transportation Innovation Center 2 Exchange Street,
Greenville, SC 29605
E-mail: [***]

b. Tenant:	Proterra, Inc.
1 Whitlee Ct.
Greenville, SC 29607
Email: [***]

20. Subordination. This Lease shall be subject to and subordinate at all times to any mortgage, now existing or hereafter created on or against the Premises, Building or Land without any further instrument. Tenant agrees to execute any such instruments confirming such subordination within ten (10) days of Landlord’s request.

21. Subordination to Primary Lease. This Lease is subject and subordinate to that certain Lease Agreement between South Carolina Technology and Aviation Center (“SCTAC”) and Landlord dated as of January 1, 2019. Nothing in this Sublease shall be construed to create privity of estate or privity of contract between Tenant and SCTAC.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereof have executed this Lease as of the date first above written.

Landlord:

International Transportation Innovation Center

/s/ Jody Bryson
By: Jody Bryson
Its: Executive Director

Tenant:

Proterra, Inc.

/s/ Richard Huibregtse 3/4/19
By: Richard Huibregtse
Its: SVP Engineering

Attachment A – Premises and

Floorplans [Removed]

ATTACHMENT B

LANDLORD’S WORK LETTER

Landlord and Tenant have executed a Sublease Agreement for the Premises and hereby attach this Work Letter to the Lease. In consideration of the mutual covenants in the Lease and herein contained, Landlord and Tenant agree that Landlord will install:

1.	A concrete walkway at least six (6) feet in width from the “trackside” bay door to the apron sufficient for Tenant to move large equipment between the garage and the apron.
2.	Concrete anchors on the apron per Tenant specifications.
3.	A twenty-eight (28) foot wide gate for “trackside” access that aligns with the apron.